Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the:

•	Moat Inc. 2011 Stock Option Plan

•	Amendment No. 1 to the Moat Inc. 2011 Stock Plan (effective as of April 5, 2012)

•	Amendment to the Moat Inc. 2011 Stock Option Plan (effective as of April 18, 2017);

of our reports dated June 27, 2017, with respect to the consolidated financial statements and schedule of Oracle Corporation and the effectiveness of internal control over financial reporting of Oracle Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

June 27, 2017